SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 20, 2008

I-many, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30883	01-0524931
(Commission File Number)	(I.R.S. Employer Identification No.)

399 Thornall Street, 12th Floor, Edison, NJ	08837
(Address of Principal Executive Offices)	(Zip Code)

(800) 832-0228

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 20, 2008, we completed the purchase of assets from Global Healthcare Exchange, LLC and Global Healthcare Exchange, Inc. (collectively “GHX”) related to GHX’s “ClaimRight” data validation software business (the “Acquired Assets”) for total consideration of two million two hundred thousand dollars ($2,200,000) in cash. Six hundred thousand dollars ($600,000) of the purchase price will be held back pending the achievement of defined performance milestones during the first 12 months after the closing. We previously announced the transaction on January 10, 2008.

Following the close of the transaction, GHX shall be subject to certain non-competition covenants regarding data validation and claim adjudication for a five-year period. GHX has also agreed to provide us with various transition services following the close of the transaction.

None of the other parties to the Asset Purchase Agreement had a material relationship with us before entering into this agreement.

Item 7.01. Regulation FD Disclosure.

On February 20, 2008, we issued a press release announcing the closing of the purchase of assets from GHX. A copy of the press release is attached as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated as of January 5, 2008, between I-many Validation Corporation and GHX.

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

I-MANY, INC.

By:	/s/ Robert G. Schwartz, Jr.
Robert G. Schwartz, Jr.
Vice President and General Counsel

Date: February 20, 2008